Exhibit 23.3

13 August 2026

AM PM Group Limited

Room D, 9/F, YHC Tower
1 Sheung Yuet Road
Kowloon Bay Hong Kong

Dear Sirs,

Re:	AM PM Group Limited (the “Company”)

1.	We are the legal advisers to the Company on the laws of the Hong Kong Special Administrative Region of the People’s Republic of China (“Hong Kong”) in connection with the Company’s registration statement on Form F-1, including all amendments or supplements thereto (the “Registration Statement”, but exclude any other document(s) or agreement(s) whether or not specifically referred to therein or attached as an exhibit or schedule thereto), filed by the Company with the Securities and Exchange Commission under the U.S. Securities Act of 1933, relating to (i) the initial public offering (the "Offering") of 7,500,000 ordinary shares of the Company of no par value (the " Ordinary Shares"); and (ii) an option for a period of 45 days granted to the underwriters of the Offering from the closing of the Offering to purchase up to 15% of the number of Ordinary Shares sold in the Offering to cover overallotments as set forth in the Registration Statement. We have advised only the Company in this transaction and have not taken instructions from any person other than the Company.

2.	This Opinion relates solely to the laws of Hong Kong as at the date hereof and is given on the basis that it is governed by and to be construed in accordance with the laws of Hong Kong. Accordingly, we express no opinion with respect to any law, regulation or public policy of any other jurisdiction.

3.	This Opinion is specifically issued in relation to matters relating to the subsidiary of the Company which was incorporated under the laws of Hong Kong, namely AM PM (HK) LIMITED (“AM PM (HK)”).

Documents examined

4.	In giving this Opinion subject to assumptions and qualifications set out below, we have examined the following documents in respect of AM PM (HK):

(a)	the certificate of incorporation of AM PM (HK) issued on 19 June 2009;

(b)	the certificate of continuing registration of AM PM (HK) issued on 12 August 2026; and

(c)	the business registration certificate of AM PM (HK) for the period from 19 June 2026 to 18 June 2027

(collectively, the “AM PM (HK) Documents”).

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To: AM PM Group Limited	13 August 2026

5.	Apart from the AM PM (HK) Documents, we have not for the purpose of giving this Opinion examined or relied on any other contracts, instruments or other documents entered into by or affecting, or any corporate records of AM PM (HK).

6.	In giving our opinions herein, we have relied on representations (including certificates and other forms of communication) made to us by certain officers of the Company in relation to all matters of fact related to AM PM (HK), without making independent inquiry on the accuracy of such representations.

Searches

7.	For the purpose of giving this Opinion, we have carried out and examined and relied on the results of the following searches (the “Searches”):

(a)	compulsory winding-up search on 12 August 2026 at the Official Receiver’s Office of The Government of the Hong Kong Special Administrative Region (the “Official Receiver’s Office”) against AM PM (HK) (the “Winding-Up Search”);

(b)	company search conducted on 12 August 2026 through the on-line system of the Companies Registry of The Government of the Hong Kong Special Administrative Region (the “Companies Registry”) in respect of the active status of AM PM (HK) as at that date; and

(c)	business registration search conducted on 12 August 2026 at the Inland Revenue Department Business Registration Office of The Government of the Hong Kong Special Administrative Region (the “Business Registration Office”) against AM PM (HK) (the “Business Registration Search”).

8.	Except for the above Searches, we have not for the purpose of giving this Opinion conducted any other search or enquiry and we have assumed that further searches or inspection would not reveal any circumstance which would require an amendment to this Opinion and we have not updated the above searches since the date set out above.

Assumptions

9.	For the purpose of giving this Opinion, we have, without further enquiry, assumed that:

(a)	no laws other than Hong Kong laws would impact upon the Opinion save and except insofar the laws of any jurisdiction other than Hong Kong may be relevant, such laws have been duly complied with;

(b)	all the information, statements, representations and/or warranties (oral or written) provided to us or on behalf of the Company are true, complete and accurate and up to date as at the date of this Opinion and no material information has been withheld;

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To: AM PM Group Limited	13 August 2026

(c)	all signatures, seals and chops on the documents reviewed by us are genuine and have been duly affixed, all documents submitted to us as originals are authentic and complete and all documents submitted to us as certified or photostatic, facsimile, PDF or scanned copies conform to the authentic originals which are authentic and complete and have not been amended, superseded, revoked or revised in any manner;

(d)	the documents referred to in paragraph 4 headed “Documents examined” of this Opinion have been properly stamped, registered and filed, where necessary, as prescribed by the applicable laws and regulations (other than Hong Kong laws and regulations) and all other procedures that are necessary to perform in order to make the documents admissible in evidence have been carried out and within the time limits prescribed by applicable law and regulations (other than Hong Kong laws and regulations);

(e)	all the documents provided to us as copies (including those obtained by us through electronic means) conform to the original documents to which they relate and all the factual statements, representations and warranties made in the documents referred to in paragraph 4 headed “Documents examined” of this Opinion are as at the date of this Opinion remain in full force and effect, true and accurate and complete in all aspects and not misleading, and have not been revoked, amended, supplemented or otherwise modified since the versions reviewed by us and up to the date of this Opinion;

(f)	the corporate documents of AM PM (HK) contained all matters which ought to have been recorded therein and certificates were, and will continue to remain accurate;

(g)	the filings maintained at the Companies Registry in respect of AM PM (HK) are accurate, complete and up-to-date and contained all particulars, documents, matters and things which should have been recorded therein and were, accordingly, accurate and complete as of the date of the search and that a further search would not reveal any circumstances which would require amendment to this Opinion;

(h)	in respect of the Winding-Up Search conducted at the Official Receiver’s Office:

(i)	that the information disclosed in the results of such search is true, accurate and complete and has not since then been altered; and

(ii)	that such search did not fail to disclose any information which should have been disclosed at the record of the Official Receiver’s Office at the time of the search; and

(i)	in respect of the Business Registration Search conducted at the Business Registration Office:

(i)	that the information disclosed in the results of such search is true, accurate and complete and has not since then been altered; and

(ii)	that such search did not fail to disclose any information which should have been disclosed at the record of the Business Registration Office at the time of the search.

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To: AM PM Group Limited	13 August 2026

Opinion

10.	Based solely on our review of the Registration Statement and reading together with the foregoing and subject to the assumptions and qualifications set forth herein, and subject further to any matter not disclosed to us, and paying due regard to the current laws of Hong Kong whereof relevance being duly considered, we are of the opinion that:

(a)	based solely on the AM PM (HK) Documents, AM PM (HK) is a private company incorporated in Hong Kong with limited liability under the Companies Ordinance (Chapter 622 of the Laws of Hong Kong) (the “Companies Ordinance”), remains registered as a limited company, is validly subsisting and in good standing under the Companies Ordinance, and has the legal capacity to sue and be sued in its own name in Hong Kong;

(b)	as at the date of this Opinion, AM PM (HK) has obtained valid business registration certificate under the Business Registration Ordinance (Chapter 310 of the Laws of Hong Kong);

(c)	based solely on the results of the Winding-Up Search and without any further independent due diligence and/or verification on our part, as at 12 August 2026, there is no outstanding winding-up petition concerning AM PM (HK);

(d)	the narration of Hong Kong laws set forth in the Registration Statement under the captions "Prospectus Summary", "Enforcement of Civil Liabilities", "Risk Factors", "Management's Discussion and Analysis of Financial Condition and Results of Operations", "Business", and "Regulations" with each topic insofar gives concise summary of Hong Kong laws, having encapsulated the matters fairly and unerringly referred to therein in all material respects with nothing being omitted from such narration thus conducing to the same being misleading in any material aspect; and

(e)	the narration of Hong Kong laws set forth in the Registration Statement under the caption "Material Income Tax Considerations - Hong Kong Taxation" with such topic insofar gives a true, accurate and concise summary of local tax laws having encapsulated such laws with respect to Hong Kong tax laws being applicable to the business of AM PM (HK) incorporated in Hong Kong in all material respects.

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To: AM PM Group Limited	13 August 2026

Qualifications

11.	This Opinion is subject to the following qualifications:

(a)	We express no opinion as to any law other than the laws of Hong Kong. We have not investigated, and we do not express or imply any opinion on, the laws of a jurisdiction outside Hong Kong, and we have assumed that no such laws of a jurisdiction outside Hong Kong would affect the opinion stated herein.

(b)	We express no opinion on how courts in countries outside Hong Kong would apply Hong Kong laws or on the enforceability of awards of such courts in Hong Kong.

(c)	We express no responsibility for, and disclaim any liability in respect of, any part of the Registration Statement other than the narration of the laws of Hong Kong set out in paragraphs 10(d) and 10(e) hereinabove.

(d)	This opinion is based solely and exclusively on the description of the Company’s business and activities as set out in the Registration Statement. We express no opinion and make no comment on the accuracy, completeness or sufficiency of such description.

(e)	Where obligations are to be performed in a jurisdiction outside Hong Kong, they may not be enforceable in Hong Kong to the extent that performance would be illegal under the laws of that jurisdiction.

(f)	We have not verified whether any internal or external limitation on the powers of the signatories to bind each of the parties has been exceeded with respect to AM PM (HK) to the extent that such limitation is not contained in the documents referred to in paragraph 4 headed “Documents examined”.

(g)	We express no opinion as to matters of fact, on taxation (other than the opinion stated in paragraph 10(e) hereinabove), financial, commercial/business, technical, operational or accounting matters, or as to any provision of any document that purports to bind a person not a party to the document.

(h)	This Opinion is subject to any limitations arising from any applicable bankruptcy, liquidation, insolvency, reorganisation, administration and other similar laws and equitable principles relating to or affecting creditors’ rights generally, in particular but without limitation, the following sections of the Companies (Winding Up and Miscellaneous Provisions) Ordinance (Chapter 32 of the Laws of Hong Kong):

(i)	section 264 (Application of bankruptcy rules in winding up of insolvent companies);

(ii)	section 265 (Preferential payments);

(iii)	section 265D (Transactions at an undervalue voidable in certain circumstances);

(iv)	section 266 (Unfair preferences voidable in certain circumstances);

(v)	section 266B (Relevant time under sections 265D and 266);

(vi)	section 267 (Effect of floating charge); and

(vii)	section 267A (Relevant time under section 267).

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To: AM PM Group Limited	13 August 2026

(i)	We express no opinion as to any agreement, instrument or other document other than as specified in this Opinion.

(j)	Where any matters set out in this Opinion are expressed to be based on our knowledge or with reference to matters of which we are aware, such knowledge is limited to the current actual knowledge of the solicitors of this firm who have worked on matters for the Company in connection with the Offering and the transactions contemplated thereunder, without any independent investigation having been undertaken for the purpose of this Opinion, and no inference as to our knowledge of the existence or absence of any fact should be drawn from our representation of the Company or the rendering of this Opinion.

(k)	Any Companies Registry search may not conclusively reflect the corporation situation of AM PM (HK) due to (i) failure by officers of AM PM (HK) to file documents that ought to be filed, (ii) statutory prescribed time-period within which documents evidencing corporate actions may be filed, (iii) the possibility of additional delays (beyond the statutory time-limits) between the taking of the corporation action and the necessary filing at the Companies Registry, (iv) the possibility of delays at the Companies Registry in the registration of documents and their subsequent copying onto the microfiche, and (v) errors and mis-filing that may occur.

(l)	The Official Receiver’s Office search relates only to a compulsory winding up or bankruptcy and is not capable of conclusively revealing (i) whether or not a winding up/bankruptcy petition in respect of a compulsory winding up/bankruptcy has been presented, and (ii) whether or not individual voluntary arrangement has been entered into since details of a petition or individual voluntary arrangement may not have been entered on the records of the Official Receiver’s Office by the time of the search.

(m)	Notice of winding up/bankruptcy petition, a winding up/bankruptcy order or resolution, or a notice of appointment of receiver (or similar insolvency representative) may not be filed at the Companies Registry or with the Official Receiver’s Office immediately and there may be a delay in the relevant notice appearing on the file of the company concerned.

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To: AM PM Group Limited	13 August 2026

12.	This Opinion speaks only as of the date hereof. We expressly disclaim any responsibility to advise the addressees or any other person who is permitted to rely on the opinion expressed herein of any development or circumstance of any kind including any change of law or fact that may occur after the date of this Opinion even though such development, circumstance or change may affect the legal analysis, a legal conclusion or any other matter set forth in or relating to this Opinion. There is no assurance that the competent Hong Kong legislative, administrative, or judicial authorities will not ultimately take a view contrary to this Opinion, whether in relation to matters not expressly provided for under Hong Kong law or in the future interpretation, implementation, or application of specific legal requirements, all of which remain subject to the final discretion of such government authorities.

13.	This Opinion is subject to the effects of (i) certain legal or statutory principles affecting the enforceability of contractual rights generally under the concepts of public interest, social ethics, national security, good faith, fair dealing, and applicable statutes of limitation; (ii) any circumstance in connection with formulation, execution or performance of any legal documents that would be deemed materially mistaken, clearly unconscionable, fraudulent, coercionary or concealing illegal intentions with a lawful form; (iii) judicial discretion with respect to the availability of specific performance, injunctive relief, remedies or defences, or calculation of damages; and (iv) the discretion of any competent Hong Kong legislative, administrative or judicial bodies in exercising their authority in Hong Kong.

14.	This Opinion should be read as a whole and no paragraph should be read in isolation; it is given solely for the purposes as described in the first paragraph above and for the benefit of the persons to whom it is addressed and may not be relied upon for any other purpose or by any other person and may not be disclosed in whole or in part to any other person or otherwise quoted or referred to for any purpose, or filed with any governmental agency or authority, without our prior written consent.

15.	We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our name in the Registration Statement. In giving this consent, we do not hereby admit that we come within the category of person whose consent is required under Section 7 of the U. S. Securities Act 1933, as amended, or the rules and regulations promulgated thereunder.

Yours faithfully,

/s/ Howse Williams
Howse Williams